7.75% Senior Note due 2022

 $75,000,000

WRT REALTY L.P.

promises to pay to Winthrop Realty Trust or registered assigns,

the principal sum of SEVENTY-FIVE MILLION DOLLARS on August 15, 2022.

Interest Payment Dates:  February 15, May 15, August 15 and November 15, beginning November 15, 2012

IN WITNESS WHEREOF, WRT Realty L.P. has caused this Note to be duly executed.

Dated: August 15, 2012

WRT REALTY L.P.

By:	Winthrop Realty Trust
General Partner

By:	/s/ Michael L. Ashner
Name: Michael L. Ashner
Title: Chairman and Chief Executive Officer

[Back of Note]
7.75% Senior Note due 2022

Reference is made to the that certain Indenture, dated August 6, 2012, by and between Winthrop Realty Trust (“Winthrop”) and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated August 15, 2012, by and between Winthrop and the Trustee (as supplemented, amended and modified, the “Winthrop Indenture”), as trustee and collateral agent, which was entered into to provide for the issuance and governance of certain debt securities, including the 7.75% Senior Notes due 2022 issued by Winthrop on August 15, 2012 (the “Winthrop Notes”).

(1) Interest.  WRT Realty L.P., a Delaware limited partnership (the “Company”), promises to pay interest on the principal amount of this Note at 7.75% per annum from August 15, 2012 until August 15, 2022.  The Company will pay interest quarter-annually in arrears on February 15, May 15, August 15 and November 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”).  Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided further that the first Interest Payment Date shall be November 15, 2012. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law (as defined in the Winthrop Indenture)) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful.  Interest will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly interest period will be computed on the basis of the number of days elapsed in a 90-day quarter of three 30-day months.

(2) Method of Payment.  The Company will make required payments on this Note to Winthrop or the Successor Party (as defined in the Winthrop Indenture)(the “Holder”) by check mailed to the Holder at its address or by such other means as the Holder and the Company mutually agree.  Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) Optional Redemption or Open Market Purchase.  The Company does not have the right to redeem this Note (or any portion of this Note) pursuant to the terms hereof or to purchase this Note (or any portion of this Note) in the open market.

(4) Mandatory Redemption. The Company is not required or permitted to make mandatory redemption or sinking fund payments with respect to this Note.

(5) Repurchase at the Option of Holder.

(a)      Upon any redemption, repurchase or open market purchase of all of the outstanding Winthrop Notes by the Holder in compliance with the terms of the Winthrop Indenture, the Holder will have the right to require the Company to repurchase all of this Note.  The repurchase price for the Note in such circumstance will be equal to the aggregate redemption, repurchase or open market purchase price paid by the Holder in respect of the Winthrop Notes.

(b)      Upon any redemption, repurchase, or open market purchase of less than all of the outstanding Winthrop Notes by the Holder in compliance with the terms of the Winthrop Indenture, the Holder will have the right to require the Company to repurchase the same relative portion of this Note.  To achieve this result the Company will be permitted to simultaneously cancel this Note and issue a new Note, in form substantially consistent with Exhibit C to the Winthrop Indenture, to the Holder for such lesser principal amount. In each case, the repurchase price for the Note will be the same as the aggregate redemption, repurchase or open market purchase price paid by the Holder in respect of the Winthrop Notes.

(c)      Other than as specifically provided for in clauses (a) and (b) of this Section 5 and in Section 7, the Holder does not have the right to require the Company to repurchase all or any portion of this Note prior to maturity and the Company does not have the right to repurchase all or any portion of this Note prior to maturity.

(6) Amendment, Supplement and Waiver.  This Note may be amended or supplemented only to the extent permitted by the Winthrop Indenture.  No delay or omission on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right or of any other rights of the Holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar or waiver of the same or any other right on any further occasion.

(7) Defaults and Remedies.  Upon an acceleration of the Winthrop Notes pursuant to the terms of the Winthrop Indenture, this Note will become due and payable immediately without further action or notice.  To the extent such acceleration of the Winthrop Notes is rescinded or waived, the acceleration under this Note will be automatically rescinded or waived, respectively.  To the extent the Company does not perform any of its obligations under this Note, the Holder will have the right to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Note, or for the appointment of a receiver, trustee, liquidator, custodian or other similar official, or for any other remedy hereunder.

(8) No Recourse Against Others.  A director, officer, employee, incorporator, partner or stockholder of the Company, as such, will not have any liability for any obligations of the Company under this Note or for any claim based on, in respect of, or by reason of, such obligation or its creation.  By accepting this Note, the Holder waives and releases all such liability.  The waiver and release are part of the consideration for the issuance of this Note.

(9) Costs. The Company hereby agrees to pay on demand all reasonable costs and expenses, including without limitation reasonable attorneys’ fees and costs of collection, incurred or paid by the Holder in enforcing this Note.

(10) Waivers.  The Company hereby waives presentment, demand, notice, protest and other demands and notices in connection with the delivery, acceptance or enforcement of this Note.  No delay or omission on the part of the holder of this Note in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note, and a waiver, delay or omission on any one occasion shall not be construed as a bar to or waiver of any such right on any future occasion.

(11) Successors and Assigns.  Neither this Note nor any of the rights, interests or obligations hereunder shall be assigned by the Company or the Holder; provided that the Holder may assign or pledge all or any portion of this Note and any of its rights, interests or obligations hereunder to the Collateral Agent (as defined in the Winthrop Indenture) or as otherwise permitted by the Winthrop Indenture.

(12) Severability.  In case any provision in this First Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(13) Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

INDORSEMENT

THIS INDORSEMENT IS TO BE ATTACHED TO AND MADE A PART OF THAT CERTAIN NOTE dated __________ ___, 2012 made by WRT REALTY L.P. to WINTHROP REALTY TRUST or registered assigns.

PAY TO THE ORDER OF:

_____________________________

WINTHROP REALTY TRUST

Date	By:
Name: Michael L. Ashner
Title: Chairman and Chief Executive Officer